UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

January 7, 2010

DIGIRAD CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	000-50789	33-0145723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13950 Stowe Drive
Poway, California  92064
 (Address of principal executive offices, including zip code)

(858) 726-1600
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On January 7, 2010, the compensation committee of the board of directors of Digirad Corporation, or the Company, modified the compensation and title of Randy L. Weatherhead, Senior Vice President, Marketing and Business Development, in connection with a change in the management structure of the Company’s product division.

In 2009, Mr. Weatherhead was paid an annual base salary of $225,000.  In addition, Mr. Weatherhead’s performance bonus for 2009 had a target amount equal to at least 40% of his annual base salary.  Mr. Weatherhead’s eligibility for such bonus was conditioned upon the achievement of certain corporate and personal goals, as previously disclosed.

In connection with the modifications to his compensation, Mr. Weatherhead’s annual base salary will be reduced to $200,000.  In addition, Mr. Weatherhead’s performance bonus for 2010 will have a target amount equal to 65% of his annual base salary, 85% of which will be tied to the Company’s achievement of camera sales targets and 15% of which will be based upon consolidated profit and cash targets, to be determined.

In addition to the modification in compensation, the compensation committee approved a modification to Mr. Weatherhead’s title from Senior Vice President, Marketing and Business Development to Senior Vice President, Sales and Marketing.  In connection with the modification of his title, Mr. Weatherhead’s duties and responsibilities were amended to focus on the Company’s sales and marketing efforts for the Company’s product division.  He will continue to oversee the marketing efforts for the corporation as a whole.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DIGIRAD CORPORATION

By:	/s/ Todd Clyde
Todd Clyde Chief Executive Officer

Date:    January 8, 2010